WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                   EXHIBIT 11 - EARNINGS PER SHARE COMPUTATION

                                                              Years ended April 30
                                                1999                 1998                 1997
                                          ----------------     ----------------     ----------------
Basic
   Weighted Average Shares Outstanding        2,315,458.00         2,289,887.00         1,839,887.00
                                          ================     ================     ================
   Net Loss                               $    (573,387.00)    $  (1,013,225.00)    $    (507,212.00)
                                          ================     ================     ================
   Per share amount                       $          (0.25)    $          (0.45)    $          (0.28)
                                          ================     ================     ================

Diluted

   Weighted Average Shares Outstanding        2,311,805.00         2,289,887.00         1,839,887.00
                                          ================     ================     ================
   Diluted potential common shares
   outstanding during the years                          0                    0                    0

   Total Shares                               2,311,805.00         2,289,887.00         1,839,887.00
                                          ================     ================     ================
   Net Loss                               $    (573,387.00)    $  (1,013,225.00)    $    (507,212.00)
                                          ================     ================     ================
   Per Share Amount                       $          (0.25)    $          (0.45)    $          (0.28)
                                          ================     ================     ================

                                      -18-